Exhibit 23.1

Consent of Independent Auditor

Riley Exploration Permian, Inc.
Oklahoma City, Oklahoma

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-255104) and Form S-8 (No. 333-253750) of Riley Exploration Permian, Inc. (“Riley”) of our report dated June 20, 2023, relating to the financial statements of Pecos Oil & Gas, LLC which appears in Riley’s Current Report on Form 8-K/A.

/s/ BDO USA, LLP
Houston, Texas

June 20, 2023